                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-46930


                             SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                             (TO PROSPECTUS DATED MAY 17, 2001)
                             PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 2, 2003

        Principal Protected Notes

        UBS AG $ -- NOTES LINKED TO THE DOW JONES INDUSTRIAL AVERAGE(SM) DUE FEBRUARY -- , 2008

           Issuer:                        UBS AG
           Maturity Date:                 February  -- , 2008
           No Interest Payments:          We will not pay you interest during the term of the Notes.
           Underlying Index:              The return on the Notes is linked to the performance of the
                                          Dow Jones Industrial Average (the "Index").
           Payment at Maturity:           At maturity, you will receive a cash payment per $1,000
                                          principal amount of your Notes equal to the GREATER of:
                                              (i)  $1,100
                                                   or
                                              (ii) $1,000 plus the supplemental payment, if any.
           Supplemental Payment:          The supplemental payment per $1,000 principal amount of the
                                          Notes will be equal to:
                                              $1,000 X the sum of the capped monthly Index returns
                                          Each monthly Index return is subject to a  -- % cap. Any
                                          negative monthly Index return will reduce the sum of the
                                          capped monthly Index returns over the 60-month term of the
                                          Notes.
           Capped Monthly Index Return:   The monthly Index return, expressed as a percentage, not to exceed  -- % in any month.
           Monthly Index Return:                   Index ending level - Index starting level
                                                     --------------------------------------
                                                              Index starting level
           Index starting level:          The Index starting level for the first month will be the
                                          closing level of the Index on the last business day of the month on or after January  -- , 2003 (the "trade date").
                                          Thereafter, the Index starting level for each month will be the Index ending level from the prior month.
           Index ending level:            The Index ending level will be the closing level of the
                                          Index on the last business day of each month. At maturity, the Index ending level will be the closing level of the
                                          Index on the final valuation date.
           Listing:                       UBS AG intends to apply to list the Notes on the American
                                          Stock Exchange under the symbol "PPV.J".
           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.
        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per Note
           Total

        UBS WARBURG            UBS PAINEWEBBER INC.

        Prospectus Supplement dated January  -- , 2003            [UBS LOGO]

Prospectus Supplement Summary

The following is a summary of terms of the Notes, as well as a discussion of things you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS offering principal protection and a minimum total return at maturity of 10% on the principal amount of the Notes. The return on the Notes is linked to the performance of the Dow Jones Industrial Average (the "Index"). At maturity, the cash payment per $1,000 principal amount of the Notes will be equal to the greater of: (i) $1,100 or (ii) $1,000 plus the supplemental payment, if any. The supplemental payment will be calculated by multiplying $1,000 times the sum of the capped monthly Index returns. Each monthly Index return is subject to a -- % cap. Any negative monthly Index return will reduce the sum of the capped monthly Index returns over the 60-month term of the Notes. We will not pay you interest during the term of the Notes. You will not receive less than $1,100 per $1,000 principal amount of the Notes if you hold the Notes to maturity.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The value of the Notes at maturity is based on the monthly Index returns, which are subject to a monthly cap of -- %, enabling you to participate in potential increases in the level of the Index.

+ PRESERVATION OF CAPITAL AND MINIMUM RETURN--At maturity, you will receive at least $1,100 per $1,000 principal amount of your Notes, regardless of the performance of the Index.

+ EXCHANGE LISTING--UBS intends to apply to list the Notes on the American Stock Exchange under the symbol "PPV.J".

+  MINIMUM INVESTMENT--$1,000 principal amount per Note.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-8.

+ THE CAPPED MONTHLY INDEX RETURN LIMITS YOUR POTENTIAL RETURN--Your investment in the Notes may not perform as well as an investment in a security whose return is based solely on the performance of the Index. Your ability to participate in the appreciation of the Index is capped at -- % in any monthly period. In contrast, an investment in an uncapped security linked to the performance of the Index will not limit an investor's participation in the appreciation of the Index.

+ NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

+ NO PRINCIPAL PROTECTION UNLESS YOU HOLD THE NOTES TO MATURITY--You will be entitled to receive the minimum payment of $1,100 per $1,000 principal amount of the Notes only if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss. You should be willing to hold your Notes to maturity.

+ THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--There may be little or no secondary market for the Notes. Although we intend to apply to list the Notes on the American Stock

   Exchange, it is not possible to predict whether a secondary market will develop for the Notes. UBS Warburg LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+  You are willing to hold the Notes to maturity.

+  You seek an investment with a return linked to the performance of the Index.

+ You seek an investment that offers principal protection plus a minimum 10% total return on the principal amount of the Notes when held to maturity.

+  You are willing to give up the monthly returns of the Index in excess of the
    -- % cap, in exchange for principal protection plus a minimum total return of 10% on the principal amount of the Notes when held to maturity.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+  You are unable or unwilling to hold the Notes to maturity.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

+  You seek current income from your investment.

+ You seek an investment that is exposed to the full upside performance of the Index and you are willing to make an investment that is exposed to the full downside performance risk of the Index.

+  You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. The income increases your cost basis in the Notes for U.S. federal tax purposes. We have determined that the comparable yield is equal to -- % per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual supplemental redemption amount will be, or that the actual supplemental redemption amount will even exceed zero.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-28.

EXAMPLE 1

In this example, we assume that the Dow Jones Industrial Average (the "Index") rises by 1% each month over the term of the Notes from an initial Index starting level of 9,000 on the trade date to 16,350 on the final valuation date. We also assume that each monthly Index return is capped at 3%. In this example, the sum of the capped monthly Index returns over the 60-month term of the Notes is 60%. The cash payment at maturity for each $1,000 principal amount of the Notes will equal $1,600, consisting of $1,000 of principal plus a $600 supplemental payment (60% of $1,000). Values in the example are hypothetical and rounded for ease of analysis.

                                         2003                            2004                            2005
                             -----------------------------   -----------------------------   -----------------------------
                                        MONTHLY    CAPPED               MONTHLY    CAPPED               MONTHLY    CAPPED
                              INDEX      INDEX     MONTHLY    INDEX      INDEX     MONTHLY    INDEX      INDEX     MONTHLY
                              LEVEL     RETURN     RETURN     LEVEL     RETURN     RETURN     LEVEL     RETURN     RETURN
January                        9000                          10141       1.0%        1.0%    11428       1.0%        1.0%
February                       9090      1.0%        1.0%    10243       1.0%        1.0%    11542       1.0%        1.0%
March                          9181      1.0%        1.0%    10345       1.0%        1.0%    11657       1.0%        1.0%
April                          9273      1.0%        1.0%    10449       1.0%        1.0%    11774       1.0%        1.0%
May                            9365      1.0%        1.0%    10553       1.0%        1.0%    11892       1.0%        1.0%
June                           9459      1.0%        1.0%    10659       1.0%        1.0%    12011       1.0%        1.0%
July                           9554      1.0%        1.0%    10765       1.0%        1.0%    12131       1.0%        1.0%
August                         9649      1.0%        1.0%    10873       1.0%        1.0%    12252       1.0%        1.0%
September                      9746      1.0%        1.0%    10982       1.0%        1.0%    12374       1.0%        1.0%
October                        9843      1.0%        1.0%    11092       1.0%        1.0%    12498       1.0%        1.0%
November                       9942      1.0%        1.0%    11202       1.0%        1.0%    12623       1.0%        1.0%
December                      10041      1.0%        1.0%    11314       1.0%        1.0%    12749       1.0%        1.0%
January
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                           11.0%                           12.0%                           12.0%


                                         2006                         2007 - 2008
                             -----------------------------   -----------------------------
                                        MONTHLY    CAPPED               MONTHLY    CAPPED
                              INDEX      INDEX     MONTHLY    INDEX      INDEX     MONTHLY
                              LEVEL     RETURN     RETURN     LEVEL     RETURN     RETURN
January                      12877       1.0%        1.0%    14510       1.0%        1.0%
February                     13006       1.0%        1.0%    14655       1.0%        1.0%
March                        13136       1.0%        1.0%    14802       1.0%        1.0%
April                        13267       1.0%        1.0%    14950       1.0%        1.0%
May                          13400       1.0%        1.0%    15099       1.0%        1.0%
June                         13534       1.0%        1.0%    15250       1.0%        1.0%
July                         13669       1.0%        1.0%    15403       1.0%        1.0%
August                       13806       1.0%        1.0%    15557       1.0%        1.0%
September                    13944       1.0%        1.0%    15712       1.0%        1.0%
October                      14083       1.0%        1.0%    15869       1.0%        1.0%
November                     14224       1.0%        1.0%    16028       1.0%        1.0%
December                     14366       1.0%        1.0%    16188       1.0%        1.0%
January                                                      16350       1.0%        1.0%
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                           12.0%                           13.0%

--------------------------------------------------------------------------------
 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal Amount:                                             $1,000
 Sum of Capped Monthly Index Returns:                          60%
 Total return of Index:                                        82%

--------------------------------------------------------------------------------
 CALCULATIONS:
--------------------------------------------------------------------------------

 CALCULATION OF PAYMENT AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

 At maturity, you will receive a cash payment equal to the greater of:
       (i)  $1,100                                             $1,100
           OR
       (ii) $1,000 plus the supplemental payment
          $1,000 + ($1,000 X 60%)                              $1,600
 INVESTOR RECEIVES $1,600 AT MATURITY (60% TOTAL RETURN ON A HYPOTHETICAL INVESTMENT IN THE NOTES).

 CALCULATION OF COMPARATIVE RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX

 Payment at Maturity:
 Principal Amount X (Index ending level/Index starting level)
       $1,000 X (16,350 / 9,000) =                             $1,817
 INVESTOR WOULD RECEIVE $1,817 AT MATURITY (82% TOTAL RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX).

EXAMPLE 2

In this example, we assume that the Dow Jones Industrial Average (the "Index") rises by 3% each month over the term of the Notes from an initial Index starting level of 9,000 on the trade date to 53,024 on the final valuation date. We also assume that each monthly Index return is capped at 3%. In this example, the sum of the capped monthly Index returns over the 60-month term of the Notes is 180%. The cash payment at maturity for each $1,000 principal amount of the Notes will equal $2,800, consisting of $1,000 of principal plus a $1,800 supplemental payment (180% of $1,000). This is the maximum payment on the Notes assuming a 3% monthly cap. Values in the example are hypothetical and rounded for ease of analysis.

                                         2003                            2004                            2005
                             -----------------------------   -----------------------------   -----------------------------
                                        MONTHLY    CAPPED               MONTHLY    CAPPED               MONTHLY    CAPPED
                              INDEX      INDEX     MONTHLY    INDEX      INDEX     MONTHLY    INDEX      INDEX     MONTHLY
                              LEVEL     RETURN     RETURN     LEVEL     RETURN     RETURN     LEVEL     RETURN     RETURN
January                        9000                          12832       3.0%        3.0%    18295       3.0%        3.0%
February                       9270      3.0%        3.0%    13217       3.0%        3.0%    18844       3.0%        3.0%
March                          9548      3.0%        3.0%    13613       3.0%        3.0%    19409       3.0%        3.0%
April                          9835      3.0%        3.0%    14022       3.0%        3.0%    19992       3.0%        3.0%
May                           10130      3.0%        3.0%    14442       3.0%        3.0%    20591       3.0%        3.0%
June                          10433      3.0%        3.0%    14876       3.0%        3.0%    21209       3.0%        3.0%
July                          10746      3.0%        3.0%    15322       3.0%        3.0%    21845       3.0%        3.0%
August                        11069      3.0%        3.0%    15782       3.0%        3.0%    22501       3.0%        3.0%
September                     11401      3.0%        3.0%    16255       3.0%        3.0%    23176       3.0%        3.0%
October                       11743      3.0%        3.0%    16743       3.0%        3.0%    23871       3.0%        3.0%
November                      12095      3.0%        3.0%    17245       3.0%        3.0%    24587       3.0%        3.0%
December                      12458      3.0%        3.0%    17762       3.0%        3.0%    25325       3.0%        3.0%
January
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                           33.0%                           36.0%                           36.0%


                                         2006                         2007 - 2008
                             -----------------------------   -----------------------------
                                        MONTHLY    CAPPED               MONTHLY    CAPPED
                              INDEX      INDEX     MONTHLY    INDEX      INDEX     MONTHLY
                              LEVEL     RETURN     RETURN     LEVEL     RETURN     RETURN
January                      26085       3.0%        3.0%    37190       3.0%        3.0%
February                     26867       3.0%        3.0%    38306       3.0%        3.0%
March                        27673       3.0%        3.0%    39455       3.0%        3.0%
April                        28503       3.0%        3.0%    40639       3.0%        3.0%
May                          29358       3.0%        3.0%    41858       3.0%        3.0%
June                         30239       3.0%        3.0%    43114       3.0%        3.0%
July                         31146       3.0%        3.0%    44407       3.0%        3.0%
August                       32081       3.0%        3.0%    45739       3.0%        3.0%
September                    33043       3.0%        3.0%    47112       3.0%        3.0%
October                      34034       3.0%        3.0%    48525       3.0%        3.0%
November                     35055       3.0%        3.0%    49981       3.0%        3.0%
December                     36107       3.0%        3.0%    51480       3.0%        3.0%
January                                                      53024       3.0%        3.0%
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                           36.0%                           39.0%

--------------------------------------------------------------------------------
 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal Amount:                                             $1,000
 Sum of Capped Monthly Index Returns:                          180%
 Total return of Index:                                        489%

--------------------------------------------------------------------------------
 CALCULATIONS:
--------------------------------------------------------------------------------

 CALCULATION OF PAYMENT AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

 At maturity, you will receive a cash payment equal to the greater of:
       (i)  $1,100                                             $1,100
           OR
       (ii) $1,000 plus the supplemental payment
          $1,000 + ($1,000 X 180%)                             $2,800
 INVESTOR RECEIVES $2,800 AT MATURITY (180% TOTAL RETURN ON A HYPOTHETICAL INVESTMENT IN THE NOTES).

 CALCULATION OF COMPARATIVE RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX

 Payment at Maturity:
 Principal Amount X (Index ending level/Index starting level)
       $1,000 X (53,024 / 9,000) =                             $5,892
 INVESTOR WOULD RECEIVE $5,892 AT MATURITY (489% TOTAL RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX).

EXAMPLE 3

In this example, we assume that the Dow Jones Industrial Average (the "Index") falls by 1% each month over the term of the Notes from an initial Index starting level of 9,000 on the trade date to 4,924 on the final valuation date. We also assume that each monthly Index return is capped at 3%. In this example, the sum of the capped monthly Index returns over the 60-month term of the Notes is -60%. The cash payment at maturity for each $1,000 principal amount of the Notes will equal the minimum payment of $1,100. Values in the example are hypothetical and rounded for ease of analysis.

                                        2003                          2004                          2005
                             ---------------------------   ---------------------------   ---------------------------
                                      MONTHLY    CAPPED             MONTHLY    CAPPED             MONTHLY    CAPPED
                             INDEX     INDEX     MONTHLY   INDEX     INDEX     MONTHLY   INDEX     INDEX     MONTHLY
                             LEVEL    RETURN     RETURN    LEVEL    RETURN     RETURN    LEVEL    RETURN     RETURN
January                      9000                          7977      -1.0%      -1.0%    7071      -1.0%      -1.0%
February                     8910      -1.0%      -1.0%    7898      -1.0%      -1.0%    7000      -1.0%      -1.0%
March                        8821      -1.0%      -1.0%    7819      -1.0%      -1.0%    6930      -1.0%      -1.0%
April                        8733      -1.0%      -1.0%    7741      -1.0%      -1.0%    6861      -1.0%      -1.0%
May                          8645      -1.0%      -1.0%    7663      -1.0%      -1.0%    6792      -1.0%      -1.0%
June                         8559      -1.0%      -1.0%    7586      -1.0%      -1.0%    6725      -1.0%      -1.0%
July                         8473      -1.0%      -1.0%    7511      -1.0%      -1.0%    6657      -1.0%      -1.0%
August                       8389      -1.0%      -1.0%    7436      -1.0%      -1.0%    6591      -1.0%      -1.0%
September                    8305      -1.0%      -1.0%    7361      -1.0%      -1.0%    6525      -1.0%      -1.0%
October                      8222      -1.0%      -1.0%    7288      -1.0%      -1.0%    6460      -1.0%      -1.0%
November                     8139      -1.0%      -1.0%    7215      -1.0%      -1.0%    6395      -1.0%      -1.0%
December                     8058      -1.0%      -1.0%    7143      -1.0%      -1.0%    6331      -1.0%      -1.0%
January
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                        -11.0%                        -12.0%                        -12.0%


                                          2006                      2007 - 2008
                               --------------------------   ---------------------------
                                       MONTHLY    CAPPED             MONTHLY    CAPPED
                               INDEX    INDEX     MONTHLY   INDEX     INDEX     MONTHLY
                               LEVEL   RETURN     RETURN    LEVEL    RETURN     RETURN
January                        6268    -1.0%      -1.0%     5556     -1.0%      -1.0%
February                       6205    -1.0%      -1.0%     5500     -1.0%      -1.0%
March                          6143    -1.0%      -1.0%     5445     -1.0%      -1.0%
April                          6082    -1.0%      -1.0%     5391     -1.0%      -1.0%
May                            6021    -1.0%      -1.0%     5337     -1.0%      -1.0%
June                           5961    -1.0%      -1.0%     5283     -1.0%      -1.0%
July                           5901    -1.0%      -1.0%     5230     -1.0%      -1.0%
August                         5842    -1.0%      -1.0%     5178     -1.0%      -1.0%
September                      5784    -1.0%      -1.0%     5126     -1.0%      -1.0%
October                        5726    -1.0%      -1.0%     5075     -1.0%      -1.0%
November                       5668    -1.0%      -1.0%     5024     -1.0%      -1.0%
December                       5612    -1.0%      -1.0%     4974     -1.0%      -1.0%
January                                                     4924     -1.0%      -1.0%
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                        -12.0%                        -13.0%

--------------------------------------------------------------------------------
 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal Amount:                                             $1,000
 Sum of Capped Monthly Index Returns:                          -60%
 Total return of Index:                                        -45%

--------------------------------------------------------------------------------
 CALCULATIONS:
--------------------------------------------------------------------------------

 CALCULATION OF PAYMENT AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

 At maturity, you will receive a cash payment equal to the greater of:
       (i)  $1,100                                             $1,100
           OR
       (ii) $1,000 plus the supplemental payment
          $1,000 + ($1,000 X (-60%))                           $400
 INVESTOR RECEIVES $1,100 AT MATURITY (10% TOTAL RETURN ON A HYPOTHETICAL INVESTMENT IN THE NOTES).

 CALCULATION OF COMPARATIVE RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX

 Payment at Maturity:
 Principal Amount X (Index ending level/Index starting level)
       $1,000 X (4,924 / 9,000) =                              $547
 INVESTOR WOULD RECEIVE $547 AT MATURITY (-45% TOTAL RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX).

EXAMPLE 4

In this example, we assume that the Dow Jones Industrial Average (the "Index") rises each month over the term of the Notes from an initial Index starting level of 9,000 on the trade date with a single large drop of -40% in August 2005. The Index ending level on the final valuation date is 14,833. We assume that each monthly Index return is capped at 3%. We also assume that in certain months the Index return exceeds the 3% cap. In this example, the sum of the capped monthly Index returns over the 60-month term of the Notes is 35%. The cash payment at maturity for each $1,000 principal amount of the Notes will equal $1,350, consisting of $1,000 principal plus a $350 supplemental payment (35% of $1,000). Values in the example are hypothetical and rounded for ease of analysis.

                                        2003                          2004                          2005
                             ---------------------------   ---------------------------   ---------------------------
                                      MONTHLY    CAPPED             MONTHLY    CAPPED             MONTHLY    CAPPED
                             INDEX     INDEX     MONTHLY   INDEX     INDEX     MONTHLY   INDEX     INDEX     MONTHLY
                             LEVEL    RETURN     RETURN    LEVEL    RETURN     RETURN    LEVEL    RETURN     RETURN
January                       9000                         10141      1.0%       1.0%    11428      1.0%       1.0%
February                      9090      1.0%       1.0%    10243      1.0%       1.0%    11542      1.0%       1.0%
March                         9181      1.0%       1.0%    10345      1.0%       1.0%    11657      1.0%       1.0%
April                         9273      1.0%       1.0%    10449      1.0%       1.0%    11774      1.0%       1.0%
May                           9365      1.0%       1.0%    10553      1.0%       1.0%    11892      1.0%       1.0%
June                          9459      1.0%       1.0%    10659      1.0%       1.0%    12011      1.0%       1.0%
July                          9554      1.0%       1.0%    10765      1.0%       1.0%    12131      1.0%       1.0%
August                        9649      1.0%       1.0%    10873      1.0%       1.0%     7278    -40.0%     -40.0%
September                     9746      1.0%       1.0%    10982      1.0%       1.0%     7861      8.0%       3.0%
October                       9843      1.0%       1.0%    11092      1.0%       1.0%     7939      1.0%       1.0%
November                      9942      1.0%       1.0%    11202      1.0%       1.0%     8574      8.0%       3.0%
December                     10041      1.0%       1.0%    11314      1.0%       1.0%     8660      1.0%       1.0%
January
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                         11.0%                         12.0%                        -25.0%


                                         2006                       2007 - 2008
                             ----------------------------   ---------------------------
                                       MONTHLY    CAPPED             MONTHLY    CAPPED
                             INDEX      INDEX     MONTHLY   INDEX     INDEX     MONTHLY
                             LEVEL     RETURN     RETURN    LEVEL    RETURN     RETURN
January                      8747       1.0%       1.0%     12180     1.0%       1.0%
February                     9446       8.0%       3.0%     12302     1.0%       1.0%
March                        9541       1.0%       1.0%     12425     1.0%       1.0%
April                        9636       1.0%       1.0%     12549     1.0%       1.0%
May                         10407       8.0%       3.0%     12674     1.0%       1.0%
June                        10511       1.0%       1.0%     13308     5.0%       3.0%
July                        10616       1.0%       1.0%     13441     1.0%       1.0%
August                      10723       1.0%       1.0%     13576     1.0%       1.0%
September                   11259       5.0%       3.0%     13711     1.0%       1.0%
October                     11371       1.0%       1.0%     13849     1.0%       1.0%
November                    11485       1.0%       1.0%     14541     5.0%       3.0%
December                    12059       5.0%       3.0%     14686     1.0%       1.0%
January                                                     14833     1.0%       1.0%
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                         20.0%                         17.0%

--------------------------------------------------------------------------------
 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal Amount:                                             $1,000
 Sum of Capped Monthly Index Returns:                          35%
 Total return of Index:                                        65%

--------------------------------------------------------------------------------
 CALCULATIONS:
--------------------------------------------------------------------------------

 CALCULATION OF PAYMENT AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

 At maturity, you will receive a cash payment equal to the greater of:
       (i)  $1,100                                             $1,100
           OR
       (ii) $1,000 plus the supplemental payment
          $1,000 + ($1,000 X 35%)                              $1,350
 INVESTOR RECEIVES $1,350 AT MATURITY (35% TOTAL RETURN ON A HYPOTHETICAL INVESTMENT IN THE NOTES).

 CALCULATION OF COMPARATIVE RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX

 Payment at Maturity:
 Principal Amount X (Index ending level/Index starting level)
       $1,000 X (14,833/9,000) =                               $1,648
 INVESTOR WOULD RECEIVE $1,648 AT MATURITY (65% TOTAL RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX).

EXAMPLE 5

In this example, we assume that the Dow Jones Industrial Average (the "Index") rises and falls each month and that each monthly Index return is capped at 3%. Monthly Index returns can be negative, positive up to the cap and positive above the cap. Over the five-year term of the Notes, we assume that the Index rises from an initial Index starting level of 9,000 on the trade date to 14,400 on the final valuation date. In this example, the sum of the capped monthly Index returns over the 60-month term of the Notes is 40%. The cash payment at maturity for each $1,000 principal amount of the Notes will equal $1,400, consisting of $1,000 of principal plus a $400 supplemental payment (40% of $1,000). Values in the example are hypothetical and rounded for ease of analysis.

                                        2003                          2004                          2005
                             ---------------------------   ---------------------------   ---------------------------
                                      MONTHLY    CAPPED             MONTHLY    CAPPED             MONTHLY    CAPPED
                             INDEX     INDEX     MONTHLY   INDEX     INDEX     MONTHLY   INDEX     INDEX     MONTHLY
                             LEVEL    RETURN     RETURN    LEVEL    RETURN     RETURN    LEVEL    RETURN     RETURN
January                       9000                         10305      1.3%       1.3%    11700      6.1%       3.0%
February                      8910     -1.0%      -1.0%    10395      0.9%       0.9%    11520     -1.5%      -1.5%
March                         8820     -1.0%      -1.0%    10440      0.4%       0.4%    11430     -0.8%      -0.8%
April                         9000      2.0%       2.0%    10800      3.4%       3.0%    11520      0.8%       0.8%
May                           8865     -1.5%      -1.5%    10980      1.7%       1.7%    11250     -2.3%      -2.3%
June                          9225      4.1%       3.0%    11070      0.8%       0.8%    11430      1.6%       1.6%
July                          9270      0.5%       0.5%    10890     -1.6%      -1.6%    11610      1.6%       1.6%
August                        9450      1.9%       1.9%    11070      1.7%       1.7%    12060      3.9%       3.0%
September                     9810      3.8%       3.0%    11160      0.8%       0.8%    11790     -2.2%      -2.2%
October                       9900      0.9%       0.9%    11340      1.6%       1.6%    12060      2.3%       2.3%
November                     10080      1.8%       1.8%    11430      0.8%       0.8%    12240      1.5%       1.5%
December                     10170      0.9%       0.9%    11025     -3.5%      -3.5%    12420      1.5%       1.5%
January
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                         10.6%                          7.8%                          8.3%


                                        2006                        2007 - 2008
                            -----------------------------   ---------------------------
                                       MONTHLY    CAPPED             MONTHLY    CAPPED
                             INDEX      INDEX     MONTHLY   INDEX     INDEX     MONTHLY
                             LEVEL      RETURN     RETURN    LEVEL    RETURN     RETURN
January                     12870        3.6%       3.0%    13140      0.7%       0.7%
February                    12600       -2.1%      -2.1%    13410      2.1%       2.1%
March                       12330       -2.1%      -2.1%    12870     -4.0%      -4.0%
April                       12420        0.7%       0.7%    13185      2.4%       2.4%
May                         12600        1.4%       1.4%    13320      1.0%       1.0%
June                        12735        1.1%       1.1%    13680      2.7%       2.7%
July                        12780        0.4%       0.4%    13770      0.7%       0.7%
August                      13320        4.2%       3.0%    13860      0.7%       0.7%
September                   12600       -5.4%      -5.4%    13680     -1.3%      -1.3%
October                     12510       -0.7%      -0.7%    13860      1.3%       1.3%
November                    12780        2.2%       2.2%    14040      1.3%       1.3%
December                    13050        2.1%       2.1%    14220      1.3%       1.3%
January                                                     14400      1.3%       1.3%
TOTAL CAPPED MONTHLY INDEX
 RETURNS:                                           3.5%                         10.1%

--------------------------------------------------------------------------------
 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal Amount:                                               $1,000
 Sum of Capped Monthly Index Returns:                               40%
 Total return of Index:                                             60%

--------------------------------------------------------------------------------
 CALCULATIONS:
--------------------------------------------------------------------------------
 CALCULATION OF PAYMENT AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

 At maturity, you will receive a cash payment equal to the greater of:
       (i) $1,100                                              $1,100
           OR
       (ii) $1,000 plus the supplemental payment
          $1,000 + ($1,000 x 40%)                              $1,400
 INVESTOR RECEIVES $1,400 AT MATURITY (40% TOTAL RETURN ON A HYPOTHETICAL INVESTMENT IN THE NOTES).

 CALCULATION OF COMPARATIVE RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX

 Payment at Maturity:
 Principal Amount x (Index ending level/Index starting level)
        $1,000 x (14,400/9,000) =                              $1,600
 INVESTOR WOULD RECEIVE $1,600 AT MATURITY (60% TOTAL RETURN ON A HYPOTHETICAL DIRECT INVESTMENT IN THE INDEX).

--------------------------------------------------------------------------------

Risk Factors

The return on the Notes is linked to the performance of the Dow Jones Industrial Average (the "Index"). Investing in the Notes is NOT equivalent to investing directly in the Index or investing in a five-year zero-coupon bond with the same credit risk as the Notes that pays 110% of principal at maturity. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL PLUS A 10% TOTAL RETURN ARE ONLY PROTECTED IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 110% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection or any minimum total return on the portion of your Notes sold. You should be willing to hold your Notes to maturity.

YOU WILL BE REQUIRED TO PAY TAXES ON YOUR NOTES EACH YEAR

If you are a U.S. person, you generally will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. The estimated yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Notes will be taxed as ordinary interest income. If you purchase the Notes at a time other than the original issuance date, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further information, you should refer to "Supplemental Tax Considerations" beginning on page S-28.

THE CAPPED MONTHLY INDEX RETURNS LIMIT YOUR POTENTIAL RETURN AT MATURITY

The Notes provide less opportunity to participate in the appreciation of the Index than a direct investment in an uncapped security linked to the Index because the capped monthly Index return will limit your effective participation to the first -- % of any appreciation in the Index in any month. If the monthly Index return is more than -- % in any month during the term of the Notes, only the first -- % will be considered in calculating the sum of the capped monthly Index returns at maturity. Accordingly, your return on the Notes may be less than your return would be if you made a direct investment in an uncapped security linked to the performance of the Index, assuming that the overall level of the Index has not decreased since the trade date.

YOU WILL RECEIVE NO MORE THAN THE MINIMUM PAYMENT OF 110% OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE SUM OF THE CAPPED MONTHLY INDEX RETURNS DOES NOT EXCEED 10%

It is possible that the sum of the capped monthly Index returns may not exceed 10%. Any negative monthly Index return will reduce the supplemental payment that you could receive at maturity since it is determined by adding the capped monthly Index returns during the term of the Notes. The amount of the supplemental payment may be zero. Consequently, you could receive no more than the minimum payment of 110% of the principal amount of your Notes at maturity.

RISK FACTORS
--------------------------------------------------------------------------------

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Dow Jones & Company, Inc. ("Dow Jones") concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Dow Jones changes these policies, for example by changing the manner in which it calculates the Index, or if Dow Jones discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index starting level for the first month or the Index ending level for any month are not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Warburg LLC, an affiliate of the Issuer--may determine the Index starting level for the first month, the Index ending level for any month or fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

HISTORICAL LEVELS OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the values of Index Constituent Stocks.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON YOUR NOTES PRIOR TO MATURITY

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. Although we intend to apply to list the Notes on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the Notes. UBS Warburg LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Warburg LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the market price of Index Constituent Stocks on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

+ the frequency and magnitude of changes in the market price of Index Constituent Stocks and the level of the Index (volatility)

RISK FACTORS
--------------------------------------------------------------------------------

+ the dividend rate paid on Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on Index Constituent Stocks may influence the market price of Index Constituent Stocks and the market value of options on Index Constituent Stocks and therefore affect the market value of the Notes)

+ supply and demand for the Notes, including inventory positions with UBS Warburg LLC or any other market maker

+ economic, financial, political, regulatory, or judicial events that affect stock markets generally, which may also affect the market price of the Index Constituent Stocks

+  interest and yield rates in the market

+  the time remaining to the maturity of the Notes

+  the creditworthiness of UBS

For these reasons, the Notes may trade at prices below their initial issue price and investors selling the Notes in the secondary market prior to maturity could receive substantially less than the amount of their original investment.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX CONSTITUENT STOCKS OR THE INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging," we or one or more affiliates may hedge our obligations under the Notes by purchasing Index Constituent Stocks, futures or options on Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Constituent Stocks and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Index Constituent Stocks and other investments relating to Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Index Constituent Stocks and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS Warburg LLC and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, trading of the Notes may cause UBS Warburg LLC or other affiliates of UBS to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf.

RISK FACTORS
--------------------------------------------------------------------------------

These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could be adverse to the interests of the holders if they influence the level of the Index.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, UBS AG and UBS Warburg LLC have published and in the future expect to publish research reports with respect to some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS AG, UBS Warburg LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes.

YOU HAVE NO SHAREHOLDER RIGHTS IN INDEX CONSTITUENT STOCKS

As an owner of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of Index Constituent Stocks may have.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH DOW JONES AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

UBS and it affiliates are not affiliated with Dow Jones in any way (except for licensing arrangements discussed below in "The Dow Jones Industrial Average" on page S-13) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If Dow Jones discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-21 and "--Discontinuation or Adjustments to the Index; Alteration of Method of Calculation" on page S-24. Dow Jones is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or Dow Jones contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Index and Dow Jones.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, decide the amount, if any, of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-24. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Constituent Stocks or the Index has occurred or is continuing on a day when the calculation agent will determine an Index starting level or Index ending level. This determination may, in turn,

RISK FACTORS
--------------------------------------------------------------------------------

depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

If the calculation agent determines that a market disruption event has occurred on the final valuation date, then such date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If a market disruption event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" on page S-21.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE FIRST INDEX STARTING LEVEL OR ANY INDEX ENDING LEVEL IF A MARKET DISRUPTION EVENT OCCURS ON SUCH DATE

The Index starting level (in the case of the first month) or any Index ending level thereafter may be postponed if the calculation agent determines that, on the last business day of the relevant month, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the calculation of the Index starting level (in the case of the first month) or any Index ending level be postponed by more than ten business days.

If the calculation of the Index starting level (in the case of the first month) or any Index ending level thereafter is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index starting level (in the case of the first month) or the Index ending level, as the case may be, will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index starting level (in the case of the first month) or the Index ending level, as the case may be, that would have prevailed in the absence of the market disruption event.

--------------------------------------------------------------------------------

The Dow Jones Industrial Average

We have derived all information regarding the Dow Jones Industrial Average (the "Index") contained in this prospectus supplement from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones owns the copyright and all other rights to the Index. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Index. We do not assume any responsibility for the accuracy or completeness of such information.

The Index is a benchmark of performance for leading companies in the U.S. stock market. The Index consists of 30 "blue-chip" U.S. stocks, although this has not always been the case. The number of stocks in the Index was 12 in 1896, rose to 20 in 1916, then to 30 in 1928, and has been at that level ever since.

The Index is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor. The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, stock splits, stock dividends and other corporate actions, as well as additions and deletions to the Index. The adjustments to the divisor also allow the Index calculation to remain comparable over time.

According to Dow Jones, the composition of the Index is determined at the discretion of the editors of The Wall Street Journal. There are no pre-determined criteria except that components should be established U.S. companies that are leaders in their industries. The Index is not limited to traditionally defined industrial stocks. Instead, the Index serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment and consumer goods.

For the sake of continuity, changes to the composition of the Index are rare, and generally occur only after corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire Index is reviewed by the editors of The Wall Street Journal. As a result, multiple component changes are often implemented simultaneously.

Below is a breakdown of the stocks included in the Dow Jones Industrial Average by Industry group as of the close of market on December 31, 2002.

                                                               WEIGHT IN
                                                                  THE
STOCKS INCLUDED IN THE INDEX                                    INDEX(1)
BREAKDOWN BY INDUSTRY                                         ------------
--------------------------------------------------------------------------
Consumer Discretionary
  Eastman Kodak Company.....................................       2.88%
  General Motors Corporation................................       3.03%
  The Home Depot, Inc. .....................................       1.97%
  McDonald's Corporation....................................       1.32%
  The Walt Disney Company...................................       1.34%
  Wal-Mart Stores, Inc. ....................................       4.15%
                                                                 ------
     Industry Sub-Total.....................................      14.69%
Consumer Staples
  The Coca-Cola Company.....................................       3.60%
  Philip Morris Companies Inc. .............................       3.33%
  The Procter & Gamble Company..............................       7.06%
                                                                 ------
     Industry Sub-Total.....................................      13.99%

THE DOW JONES INDUSTRIAL AVERAGE
--------------------------------------------------------------------------------

                                                               WEIGHT IN
                                                                  THE
STOCKS INCLUDED IN THE INDEX                                    INDEX(1)
BREAKDOWN BY INDUSTRY                                         ------------
--------------------------------------------------------------------------
Energy
  Exxon Mobil Corporation...................................       2.87%
                                                                 ------
     Industry Sub-Total.....................................       2.87%
Financial
  American Express Company..................................       2.91%
  Citigroup Inc. ...........................................       2.89%
  J.P. Morgan Chase & Co. ..................................       1.97%
                                                                 ------
     Industry Sub-Total.....................................       7.77%
Health Care
  Johnson & Johnson.........................................       4.41%
  Merck & Co., Inc. ........................................       4.65%
                                                                 ------
     Industry Sub-Total.....................................       9.06%
Industrial
  3M Company................................................      10.13%
  The Boeing Company........................................       2.71%
  Caterpillar Inc. .........................................       3.76%
  General Electric Company..................................       2.00%
  Honeywell International Inc. .............................       1.97%
  United Technologies Corporation...........................       5.09%
                                                                 ------
     Industry Sub-Total.....................................      25.66%
Materials
  Alcoa Inc. ...............................................       1.87%
  E.I. du Pont de Nemours and Company.......................       3.48%
  International Paper Company...............................       2.87%
                                                                 ------
     Industry Sub-Total.....................................       8.22%
Technology
  Hewlett-Packard Company...................................       1.43%
  Intel Corporation.........................................       1.28%
  International Business Machines Corporation...............       6.37%
  Microsoft Corporation.....................................       4.25%
                                                                 ------
     Industry Sub-Total.....................................      13.33%
Telecommunications
  AT&T Corp. ...............................................       2.15%
  SBC Communications Inc. ..................................       2.23%
                                                                 ------
     Industry Sub-Total.....................................       4.38%
INDEX TOTAL.................................................     100.00%

---------------

Source: Bloomberg L.P.

(1) Weights may have been rounded for ease of analysis.

THE DOW JONES INDUSTRIAL AVERAGE
--------------------------------------------------------------------------------

HISTORICAL DATA ON THE DOW JONES INDUSTRIAL AVERAGE

The following table sets forth the closing value of the Index at the end of each calendar month, in the period from September 1991 through December 2002. The historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the closing value of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decline at any time during the term of the Notes. For ease of analysis, certain Index levels included in the table below have been rounded.

--------------------------------------------
                          MONTHLY
                           ENDING    MONTHLY
                           INDEX      INDEX
          DATE             LEVEL     RETURN
--------------------------------------------
9/30/91.................   3016.77
10/31/91................   3069.10     1.73%
11/30/91................   2894.68    -5.68%
12/31/91................   3168.83     9.47%
1/31/92.................   3223.39     1.72%
2/29/92.................   3267.67     1.37%
3/31/92.................   3235.47    -0.99%
4/30/92.................   3359.12     3.82%
5/31/92.................   3396.88     1.12%
6/30/92.................   3318.52    -2.31%
7/31/92.................   3393.78     2.27%
8/31/92.................   3257.35    -4.02%
9/30/92.................   3271.66     0.44%
10/31/92................   3226.28    -1.39%
11/30/92................   3305.16     2.44%
12/31/92................   3301.11    -0.12%
1/31/93.................   3310.03     0.27%
2/28/93.................   3370.81     1.84%
3/31/93.................   3435.11     1.91%
4/30/93.................   3427.55    -0.22%
5/31/93.................   3527.43     2.91%
6/30/93.................   3516.08    -0.32%
7/31/93.................   3539.47     0.67%
8/31/93.................   3651.25     3.16%
9/30/93.................   3555.12    -2.63%
10/31/93................   3680.59     3.53%
11/30/93................   3683.95     0.09%
12/31/93................   3754.09     1.90%
1/31/94.................   3978.36     5.97%
2/28/94.................   3832.02    -3.68%
3/31/94.................   3635.96    -5.12%
4/30/94.................   3681.69     1.26%
5/31/94.................   3758.37     2.08%
6/30/94.................   3624.96    -3.55%
7/31/94.................   3764.50     3.85%
8/31/94.................   3913.42     3.96%
9/30/94.................   3843.19    -1.79%
10/31/94................   3908.12     1.69%
11/30/94................   3739.23    -4.32%
12/31/94................   3834.44     2.55%
1/31/95.................   3843.86     0.25%
2/28/95.................   4011.05     4.35%
3/31/95.................   4157.69     3.66%
4/30/95.................   4321.27     3.93%
5/31/95.................   4465.14     3.33%

--------------------------------------------
                          MONTHLY
                           ENDING    MONTHLY
                           INDEX      INDEX
          DATE             LEVEL     RETURN
--------------------------------------------
6/30/95.................   4556.10     2.04%
7/31/95.................   4708.47     3.34%
8/31/95.................   4610.56    -2.08%
9/30/95.................   4789.08     3.87%
10/31/95................   4755.48    -0.70%
11/30/95................   5074.49     6.71%
12/31/95................   5117.12     0.84%
1/31/96.................   5395.30     5.44%
2/29/96.................   5485.62     1.67%
3/31/96.................   5587.14     1.85%
4/30/96.................   5569.08    -0.32%
5/31/96.................   5643.18     1.33%
6/30/96.................   5654.63     0.20%
7/31/96.................   5528.91    -2.22%
8/31/96.................   5616.21     1.58%
9/30/96.................   5882.17     4.74%
10/31/96................   6029.38     2.50%
11/30/96................   6521.70     8.17%
12/31/96................   6448.27    -1.13%
1/31/97.................   6813.09     5.66%
2/28/97.................   6877.74     0.95%
3/31/97.................   6583.48    -4.28%
4/30/97.................   7008.99     6.46%
5/31/97.................   7331.04     4.59%
6/30/97.................   7672.79     4.66%
7/31/97.................   8222.61     7.17%
8/30/97.................   7622.42    -7.30%
9/30/97.................   7945.26     4.24%
10/31/97................   7442.08    -6.33%
11/30/97................   7823.13     5.12%
12/31/97................   7908.25     1.09%
1/31/98.................   7906.50    -0.02%
2/28/98.................   8545.72     8.08%
3/31/98.................   8799.81     2.97%
4/30/98.................   9063.37     3.00%
5/31/98.................   8899.95    -1.80%
6/30/98.................   8952.02     0.59%
7/31/98.................   8883.29    -0.77%
8/31/98.................   7539.07   -15.13%
9/30/98.................   7842.62     4.03%
10/31/98................   8592.10     9.56%
11/30/98................   9116.55     6.10%
12/31/98................   9181.43     0.71%
1/31/99.................   9358.83     1.93%
2/28/99.................   9306.58    -0.56%

THE DOW JONES INDUSTRIAL AVERAGE
--------------------------------------------------------------------------------

--------------------------------------------
                          MONTHLY
                           ENDING    MONTHLY
                           INDEX      INDEX
          DATE             LEVEL     RETURN
--------------------------------------------
3/31/99.................   9786.16     5.15%
4/30/99.................  10789.04    10.25%
5/31/99.................  10559.74    -2.13%
6/30/99.................  10970.80     3.89%
7/31/99.................  10655.15    -2.88%
8/31/99.................  10829.28     1.63%
9/30/99.................  10336.95    -4.55%
10/31/99................  10729.86     3.80%
11/30/99................  10877.81     1.38%
12/31/99................  11497.12     5.69%
1/31/00.................  10940.53    -4.84%
2/29/00.................  10128.31    -7.42%
3/31/00.................  10921.92     7.84%
4/30/00.................  10733.91    -1.72%
5/31/00.................  10522.33    -1.97%
6/30/00.................  10447.89    -0.71%
7/31/00.................  10521.98     0.71%
8/31/00.................  11215.10     6.59%
9/30/00.................  10650.92    -5.03%
10/31/00................  10971.14     3.01%
11/30/00................  10414.49    -5.07%
12/31/00................  10786.85     3.58%
1/31/01.................  10887.36     0.93%

--------------------------------------------
                          MONTHLY
                           ENDING    MONTHLY
                           INDEX      INDEX
          DATE             LEVEL     RETURN
--------------------------------------------
2/28/01.................  10495.28    -3.60%
3/31/01.................   9878.78    -5.87%
4/30/01.................  10734.97     8.67%
5/31/01.................  10911.94     1.65%
6/30/01.................  10502.40    -3.75%
7/31/01.................  10522.81     0.19%
8/31/01.................   9949.75    -5.45%
9/30/01.................   8847.56   -11.08%
10/31/01................   9075.14     2.57%
11/30/01................   9851.56     8.56%
12/31/01................  10021.50     1.73%
1/31/02.................   9920.00    -1.01%
2/28/02.................  10106.13     1.88%
3/31/02.................  10403.94     2.95%
4/30/02.................   9946.22    -4.40%
5/31/02.................   9925.25    -0.21%
6/30/02.................   9243.26    -6.87%
7/31/02.................   8736.59    -5.48%
8/30/02.................   8663.50    -0.84%
9/30/02.................   7591.93   -12.37%
10/31/02................   8397.03    10.60%
11/30/02................   8896.09     5.94%
12/31/02................   8341.63    -6.23%

---------------

Source: Bloomberg L.P.

THE DOW JONES INDUSTRIAL AVERAGE
--------------------------------------------------------------------------------

The following graph sets forth the historical performance of the Dow Jones Industrial Average from January 2, 1987 through December 31, 2002.

               [GRAPH OF THE DOW JONES INDUSTRIAL AVERAGE FROM
                  JANUARY 2, 1987 THROUGH DECEMBER 31, 2002]
---------------

Source: Bloomberg L.P.

Historical performance of the Dow Jones Industrial Average are not indicative of future performance of the Dow Jones Industrial Average.

LICENSE AGREEMENT
We have entered into a non-exclusive license agreement with Dow Jones, which grants us a license in exchange for a fee to use the Index in connection with the issuance of certain securities, including the Notes.

"Dow Jones", "Dow Jones Industrial Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. Dow Jones has no relationship to UBS, other than the licensing of the Index and its service marks for use in connection with the Notes.

Dow Jones does not:

+  Sponsor, endorse, sell or promote the Notes.

+ Recommend that any person invest in the Notes or any other financial products.

+ Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

+ Have any responsibility or liability for the administration, management or marketing of the Notes.

+ Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the Index or have any obligation to do so.

Dow Jones will not have any liability in connection with the Notes.
Specifically,

+ Dow Jones does not make any warranty, express or implied, and Dow Jones disclaims any warranty about:

THE DOW JONES INDUSTRIAL AVERAGE
--------------------------------------------------------------------------------

+ The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Index and the data included in the Index;

+  The accuracy or completeness of the Index or its data;

+ The merchantability and the fitness for a particular purpose or use of the Index or its data;

+ Dow Jones will have no liability for any errors, omissions or interruptions in the Index or its data; and

+ Under no circumstances will Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if Dow Jones knows that they might occur.

The licensing relating to the use of the indexes and trademarks referred to above by UBS is solely for the benefit of UBS, and not for any other third parties.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. At maturity, we will pay you an amount in cash for each $1,000 principal amount of the Notes equal to the GREATER of:

   (i)  $1,100

          or

   (ii)  $1,000 plus the supplemental payment, if any.

The supplemental payment per $1,000 principal amount of the Notes will be equal to:

   $1,000 X the sum of the capped monthly Index returns

For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity" on page S-20.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by a number of interrelated factors including, but not limited to, supply and demand, the level and volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. While the level of the Index is an important variable, it cannot be used as the only measure to approximate the value of this investment. You cannot use any single variable to approximate the value of this investment. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of Notes We May Offer--Legal Ownership of Notes" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" means the Dow Jones Industrial Average.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes equal to the GREATER of:

   (i)  $1,100

          or

   (ii)  $1,000 plus the supplemental payment, if any.

The "supplemental payment" per $1,000 principal amount of the Notes will be equal to:

   $1,000 X the sum of the capped monthly Index returns

Each monthly Index return is subject to a -- % cap. Any negative monthly Index return will reduce the sum of the capped monthly Index returns over the 60-month term of the Notes.

The "capped monthly Index return" is the monthly Index return, subject to a -- % monthly cap.

The "monthly Index return" is an amount calculated as follows:

    Index ending level - Index starting level
--------------------------------------------------------------------------
              Index starting level

The Index starting level for the first month will be the closing level of the Index on the last business day of the month on or after the trade date. Thereafter, the Index starting level for each month will be the Index ending level from the prior month.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The Index ending level will be the closing level of the Index on the last business day of each month. At maturity, the Index ending level will be the closing level of the Index on the final valuation date.

You will not receive less than $1,100 per $1,000 principal amount of the Notes if you hold the Notes to maturity.

MATURITY DATE

The maturity date will be February -- , 2008 unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be January -- , 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be later than February -- , 2008 or, if February -- , 2008 is not a business day, later than the first business day after February -- , 2008.

MARKET DISRUPTION EVENT

As described above, the calculation agent will determine the Index starting and ending levels. The Index starting level (in the case of the first month) or any Index ending level thereafter may be postponed if the calculation agent determines that, on the last business day of the relevant month, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the calculation of the Index starting level (in the case of the first month) or any Index ending level be postponed by more than ten business days.

If the calculation of the Index starting level (in the case of the first month) or any Index ending level thereafter is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index starting level (in the case of the first month) or the Index ending level, as the case may be, will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index starting level (in the case of the first month) or the Index ending level, as the case may be, that would have prevailed in the absence of the market disruption event.

As set forth under "Payment at Maturity" above, the calculation agent will calculate on the final valuation date, the final Index ending level and the amount you receive at maturity based on the monthly Index returns. If a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date, then the calculation agent will instead use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing.

If the calculation of the final closing level of the Index is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the final Index ending level is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

good faith estimate of the final Index ending level that would have prevailed in the absence of the market disruption event or such other reason on the last possible final valuation date.

Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in a material number of securities included in the Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in option or futures contracts relating to the Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ the Index is not published, as determined by the calculation agent in its sole discretion

+ in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have affected or may affect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in the option or futures contracts relating to the Index.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Notes We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

prospectus under "Description of Notes We May Offer--Default, Remedies and Waiver of Default" and "Description of Notes We May Offer --Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If Dow Jones discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the monthly Index return, Index starting level, Index ending level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or index and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect that causes the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the calculation of the monthly Index return, Index starting level, Index ending level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the monthly Index returns used to determine the amount payable on the maturity date are equitable. All determinations and adjustments to be made by the calculation agent with respect to the monthly Index return, Index starting level, Index ending level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Warburg, LLC will serve as the calculation agent. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount (only in the case of a market disruption event), the monthly Index returns, the Index starting levels, the Index ending levels and the amount payable in respect of your Notes.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Dow Jones Industrial Average (the "Index") and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+  acquire or dispose of securities of companies included in the Index,

+ take or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks,

+ take or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

+  any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-8 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF NOVEMBER 30, 2002 (UNAUDITED)                             CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  132,303    89,204
                                                              -------   -------
  Total Debt................................................  132,303    89,204
Minority Interest(2)........................................    3,826     2,580
Shareholders' Equity........................................   40,736    27,466
                                                              -------   -------
Total capitalization........................................  176,865   119,250
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.6742397.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined that the comparable yield is equal to -- % per annum, compounded semiannually, with a projected payment at maturity of $ -- based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds the Note until maturity and you pay your taxes on a calendar year basis, you would be generally required to pay taxes on the following amounts of ordinary income from the Note each year: $ -- in 2003, $ -- in 2004, $ -- in 2005, $ -- in 2006, $ -- in 2007 and $ -- in 2008.

However, in 2008, the amount of ordinary income that you would be required to pay taxes on from owning each Note may be greater or less than $ -- , depending upon the payment at maturity you receive. Also, if the payment at maturity were less than $ -- you would have a net ordinary loss in 2008.

YOU ARE REQUIRED TO USE THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE SET FORTH ABOVE IN DETERMINING YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, UNLESS YOU TIMELY DISCLOSE AND JUSTIFY ON YOUR FEDERAL INCOME TAX RETURN THE USE OF A DIFFERENT COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If the Notes are listed on the American Stock Exchange, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of the Notes to the extent that the yield on the Notes, determined after taking into account amounts allocated to interest, is not less than the U.S. federal short-term rate. This rate is determined monthly by the U.S. Secretary of Treasury and is intended to approximate the average yield on short-term U.S. government obligations. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If the adjusted issue price of the Notes is greater than the price you paid for the Notes, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. If the adjusted issue price of the Notes is less than the price you paid for the Notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield and the projected payment schedule for the Notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchased the Notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, there is no annual interest taxation. At maturity, the amount exceeding the principal amount will be taxed as follows: The portion representing interest shall be treated as income and the portion representing premium shall be treated as a capital gain.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Warburg LLC, UBS PaineWebber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the Plan Assets Regulation applicability of the prohibited transaction rules and the applicable exemptions thereto. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Warburg LLC and UBS PaineWebber Inc. may resell Notes to securities dealers at a discount of up to 3% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Warburg LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Warburg LLC, UBS PaineWebber Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-8
The Dow Jones Industrial Average......  S-13
Valuation of the Notes................  S-19
Specific Terms of the Notes...........  S-20
Use of Proceeds and Hedging...........  S-26
Capitalization of UBS.................  S-27
Supplemental Tax Considerations.......  S-28
ERISA Considerations..................  S-31
Supplemental Plan of Distribution.....  S-32
PROSPECTUS
Prospectus Summary....................     3
Cautionary Note Regarding Forward-
  Looking Information.................     7
Where You Can Find More Information...     8
Incorporation of Information About
  UBS.................................     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Notes We May Offer.....    14
Considerations Relating to Indexed
  Notes...............................    51
Considerations Relating to Notes
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    54
U.S. Tax Considerations...............    57
Tax Considerations Under The Laws of
  Switzerland.........................    68
ERISA Considerations..................    69
Plan of Distribution..................    70
Validity of the Notes.................    72
Experts...............................    72

[UBS AG LOGO]

Principal
Protected
Notes

UBS AG $ --
NOTES LINKED TO THE
DOW JONES INDUSTRIAL AVERAGE(SM)
DUE FEBRUARY  -- , 2008

Prospectus Supplement

January  -- , 2003
(To Prospectus dated May 17, 2001)

UBS Warburg
UBS PaineWebber Inc.